Exhibit 99.4

PHOTRONICS,  INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	August 2, 2020	July 28, 2019

Cash flows from operating activities:
Net income	$31,764	$27,454
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,120	60,387
Share-based compensation	3,773	2,871
Changes in operating assets, liabilities and other	(28,393)	(67,208)

Net cash provided by operating activities	78,264	23,504

Cash flows from investing activities:
Purchases of property, plant and equipment	(36,693)	(160,149)
Government incentive	5,263	17,694
Other	(139)	(24)

Net cash used in investing activities	(31,569)	(142,479)

Cash flows from financing activities:
Proceeds from long-term debt	5,699	53,227
Contribution from noncontrolling interest	17,596	29,394
Purchase of treasury stock	(16,894)	(10,696)
Repayments of debt	(5,929)	(61,319)
Proceeds from share-based arrangements	3,869	1,314
Dividends paid to noncontrolling interests	-	(26,102)
Other	(248)	(92)

Net cash provided by (used in) financing activities	4,093	(14,274)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3,486	1,206

Net increase (decrease) in cash, cash equivalents, and restricted cash	54,274	(132,043)
Cash, cash equivalents, and restricted cash, beginning of period	209,291	331,989

Cash, cash equivalents, and restricted cash, end of period	$263,565	$199,946